SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  CONNECT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    207528100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 --------------

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          1,027,272
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           487,878
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           1,027,272
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           487,878
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                              21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          349,621
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,165,529
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           349,621
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,165,529
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          138,257
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,376,893
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           138,257
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,376,893
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        PN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                              Harvey Sandler
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,515,150
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,515,150
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                                Barry Lewis
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,515,150
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,515,150
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                            Michael J. Marocco
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,515,150
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,515,150
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                              John Kornreich
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,515,150
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,515,150
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

================================================================================
1              NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                              Andrew Sandler
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
      NUMBER OF        5          SOLE VOTING POWER
        SHARES
     BENEFICIALLY                          -0-
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                       ---------------------------------------------------------
                       6          SHARED VOTING POWER

                                           1,515,150
                       ---------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                           -0-
                       ---------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                           1,515,150
--------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,515,150
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     8.1%, based on 18,622,858 total shares outstanding as of January 23, 1997
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

                        IN
================================================================================

                                                             PAGE 10 OF 14 PAGES


ITEM 1(A).        NAME OF ISSUER:

                           CONNECT, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           515 Ellis Street, Mountain View, CA  94043

ITEM 2(A).        NAME OF PERSONS FILING:

                           21st Century Communications Partners, L.P.
                           21st Century Communications T-E Partners, L.P. 21st Century Communications Foreign Partners, L.P. John Kornreich
                           Barry Lewis
                           Michael J. Morocco
                           Andrew Sandler
                           Harvey Sandler

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Each person's address is:

                           767 Fifth Avenue, 45th Floor
                           New York, NY  10153

ITEM 2(C).        CITIZENSHIP:

                           Each of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. are Delaware partnerships. Each of John Kornreich, Barry Lewis, Michael J. Marocco, Andrew Sandler and Harvey Sandler are United States citizens.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.001

ITEM 2(E).        CUSIP NUMBER:

                           207528100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                           Not applicable.

ITEM 4.           OWNERSHIP.

                           If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                                                             PAGE 11 OF 14 PAGES


         (a)      Amount Beneficially Owned

                  21st Century Communications Partners, L.P.           1,515,150
                  21st Century Communications T-E Partners, L.P.       1,515,150
                  21st Century Communications Foreign Partners, L.P.   1,515,150
                  John Kornreich                                       1,515,150
                  Barry Lewis                                          1,515,150
                  Michael J. Marocco                                   1,515,150
                  Andrew Sandler                                       1,515,150
                  Harvey Sandler                                       1,515,150

         (b)      Percent of Class*

                  21st Century Communications Partners, L.P.               8.1%
                  21st Century Communications T-E Partners, L.P.           8.1%
                  21st Century Communications Foreign Partners, L.P.       8.1%
                  John Kornreich                                           8.1%
                  Barry Lewis                                              8.1%
                  Michael J. Marocco                                       8.1%
                  Andrew Sandler                                           8.1%
                  Harvey Sandler                                           8.1%

                  (*based on 18,622,858 total shares outstanding as of January 23, 1997)

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote

                  21st Century Communications Partners, L.P.           1,027,272
                  21st Century Communications T-E Partners, L.P.         349,621
                  21st Century Communications Foreign Partners, L.P.     138,257
                  John Kornreich                                             -0-
                  Barry Lewis                                                -0-
                  Michael J. Marocco                                         -0-
                  Andrew Sandler                                             -0-
                  Harvey Sandler                                             -0-

                  (ii)     Shared power to vote or direct the vote

                  21st Century Communications Partners, L.P.             487,878
                  21st Century Communications T-E Partners, L.P.       1,165,529
                  21st Century Communications Foreign Partners, L.P.   1,376,893
                  John Kornreich                                       1,515,150
                  Barry Lewis                                          1,515,150
                  Michael J. Marocco                                   1,515,150
                  Andrew Sandler                                       1,515,150
                  Harvey Sandler                                       1,515,150

                  (iii)  Sole power to dispose or to direct the disposition of

                  21st Century Communications Partners, L.P.           1,027,272
                  21st Century Communications T-E Partners, L.P.         349,621
                  21st Century Communications Foreign Partners, L.P.     138,257
                  John Kornreich                                             -0-
                  Barry Lewis                                                -0-
                  Michael J. Marocco                                         -0-
                  Andrew Sandler                                             -0-
                  Harvey Sandler                                             -0-

                                                             PAGE 12 OF 14 PAGES

                  (iv)  Shared power to dispose or direct the disposition of

                  21st Century Communications Partners, L.P.             487,878
                  21st Century Communications T-E Partners, L.P.       1,165,529
                  21st Century Communications Foreign Partners, L.P.   1,376,893
                  John Kornreich                                       1,515,150
                  Barry Lewis                                          1,515,150
                  Michael J. Marocco                                   1,515,150
                  Andrew Sandler                                       1,515,150
                  Harvey Sandler                                       1,515,150

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposes of and do not have the affect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

                                                             PAGE 13 OF 14 PAGES

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                   21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                           By:  Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                             /s/ Harvey Sandler
                         -------------------------------
                                 Harvey Sandler


                             /s/ Barry Lewis
                         -------------------------------
                                 Barry Lewis


                             /s/ Michael J. Marocco
                         -------------------------------
                                 Michael J. Marocco


                             /s/ John Kornreich
                         -------------------------------
                                 John Kornreich


                             /s/ Andrew Sandler
                         -------------------------------
                                 Andrew Sandler

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 14 OF 14 PAGES

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.001 per share of CONNECT, INC. and that this Agreement be included as an Exhibit to such joint filing.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 1997.

                   21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                           By:  Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                   21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                   By:  Sandler Investment Partners, L.P., general partner
                        By:  Sandler Capital management, general partner
                                By:  ARH Corp., general partner


                                             By: /s/ Harvey Sandler
                                                 -------------------------------
                                                 Name:  Harvey Sandler


                             /s/ Harvey Sandler
                         -------------------------------
                                 Harvey Sandler


                             /s/ Barry Lewis
                         -------------------------------
                                 Barry Lewis


                             /s/ Michael J. Marocco
                         -------------------------------
                                 Michael J. Marocco


                             /s/ John Kornreich
                         -------------------------------
                                 John Kornreich


                             /s/ Andrew Sandler
                         -------------------------------
                                 Andrew Sandler

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).